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Shareholder Meeting Results

Shareholders of the State Street Navigator Securities Lending Trust (the Trust) were asked to participate in a special meeting of shareholders on July 26, 2016 (the Shareholder Meeting) for the purpose of electing trustees. Each Nominee was approved by the affirmative vote of a plurality of the shares voting at the Shareholder Meeting. The final results of the Shareholder Meeting are reported in the following table.

Proposal: To elect the following as Trustees of the Trust:

          Proposed Trustee            Shares For      Shares Withheld
          ----------------        ------------------- ---------------
          Michael Jessee          18,752,286,290.509  21,180,029.881
          George J. Sullivan Jr.  18,752,286,290.509  21,180,029.881
          Peter Tufano            18,752,286,290.509  21,180,029.881
          Michael F. Holland      18,752,286,290.509  21,180,029.881
          Patrick J. Riley        18,752,286,290.509  21,180,029.881
          William L. Boyan        18,752,286,290.509  21,180,029.881
          William L. Marshall     18,752,286,290.509  21,180,029.881
          Richard D. Shirk        18,752,286,290.509  21,180,029.881
          Rina K. Spence          18,773,446,320.390        -
          Bruce D. Taber          18,752,286,290.509  21,180,029.881
          Douglas T. Williams     18,752,286,290.509  21,180,029.881
          Nicholas Bonn           18,752,286,290.509  21,180,029.881
          James E. Ross           18,752,286,290.509  21,180,029.881